Filed by Google Inc.

Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement on Form S-3: No. 333-142243

Subject: How much are your TSOs worth? Login to your account

Dear <EMPLOYEE NAME>,

We noticed you haven’t registered your TSO account, and we wanted to make sure you’re fully aware of the potential value the TSO program may add to your options. To see the potential value, you’ll need to login and register your account.

Registering is easy. Just click on this link [omitted from external version] and enter your LDAP password. Once you are logged in, you will need the Passcode emailed to you by Morgan Stanley (from: [omitted from external version]) to register. By registering for the TSO program, you are not committing to sell any shares at this time. You are just giving yourself the option to participate in the program now and in the future.

If you are considering exercising and selling any of your options the traditional way (through a same-day transaction), please make sure you login to your TSO account first to compare to the value of selling through the TSO program. In no case should you be worse off selling your options through the TSO program than doing a traditional same-day exercise and sale! You have nothing to lose by logging into your TSO account and comparing the benefits.

There’s a complete FAQ posted on the login site to address any questions you may have: [omitted from external version]. If you can’t find answers to your questions there, please send them to [omitted from external version].

Many thanks,

Dave Rolefson

Director, Compensation Programs

Google has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Google and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Google will arrange to send you the prospectus if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.